EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of PEDEVCO Corp., of our report dated June 2, 2025, relating to the audit of the combined financial statements of North Peak Oil and Gas as of December 31, 2024 and 2023 and for the years then ended, which appears in the Current Report on Form 8-K/A (Amendment No. 2) of PEDEVCO Corp. filed with the Securities and Exchange Commission on January 9, 2026. We also consent to the reference to us under the caption “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ Whitley Penn LLP

Houston, Texas

August 25, 2026